                                                                      EXHIBIT 21

                                  UNOVA, INC.

                         SUBSIDIARIES OF THE REGISTRANT

                                                              JURISDICTION    PERCENTAGE
                                                                   OF             OF
                     NAME OF SUBSIDIARY                       INCORPORATION   OWNERSHIP
                     ------------------                       -------------   ----------
Intermec Technologies Corporation...........................  Washington         100
UNOVA Industrial Automation Systems, Inc....................   Delaware          100

The Registrant has additional operating subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

All above-listed subsidiaries have been consolidated in the Registrant's financial statements.

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